Exhibit 10.75
MARATHON PETROLEUM CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

BROAD-BASED EMPLOYEES (Grades 19 and below)

As evidenced by this Award Agreement and under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Corporation”) has granted to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] Restricted Stock Units. The number of Restricted Stock Units awarded is subject to adjustment as provided in the Plan, and the Restricted Stock Units are subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Restricted Stock Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Vesting and Forfeiture of Restricted Stock Units.

(a)    Subject to Paragraphs 3 and 4, the Restricted Stock Units shall vest incrementally in three cumulative annual installments, as follows:

(i)one-third of the Restricted Stock Units shall vest upon the completion of the service period which commences on the Grant Date and ends on the first anniversary of the Grant Date;
(ii)an additional one-third of the Restricted Stock Units shall vest upon the completion of the service period which commences on the first anniversary of the Grant Date and ends on the second anniversary of the Grant Date; and
(iii)all remaining Restricted Stock Units shall vest upon the completion of the service period which commences on the second anniversary of the Grant Date and ends on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the completion of the service period as listed above for each annual installment in order for the Restricted Stock Units for each annual installment to vest. If the Employment of the Participant is terminated for any reason other than death or a Qualified Termination, any Restricted Stock Units that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)    Subject to Paragraph 3, the Restricted Stock Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) of this Paragraph 2, upon the occurrence of any of the following events:

(i)the Participant’s death;
(ii)the Participant’s Qualified Termination, provided, that the Participant has been in continuous Employment from the Grant Date to the Qualified Termination.

3.    Forfeiture of Restricted Stock Units if Award Not Timely Accepted. This Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Corporation this Award Agreement, or otherwise electronically accepting the Award in such manner as the Committee may in its discretion determine, no later than 11 months after the Grant Date. If the Participant does not timely accept this Award, all Restricted Stock Units subject to this Award shall be forfeited to the Corporation. In the event of the Participant’s death or incapacitation prior to accepting the Award, the Corporation shall deem the Award as having been accepted by the Participant.

4.    Conditions Precedent. This Paragraph 4 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Corporation and its Subsidiaries are unique, extraordinary and essential to the business of the Corporation and its Subsidiaries, particularly in view of the Participant’s access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Restricted Stock Units under this Award, the Participant must satisfy the following conditions to and including the vesting date and the payment date for each applicable annual installment or other applicable portion of this Award:

(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Genesis Energy, L.P.; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Midstream Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries as in effect from time to time.

(b)    The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries.

(c)    The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Corporation’s Code of Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)    The Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.

(e)    The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 4(a), (b), (c) or (d), any unvested or unpaid portion of this Award (including any otherwise vested, but unpaid portion of this Award) at the time of such failure shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

5.    Dividend Equivalent and Voting Rights.

(a)    Limitations on Rights Associated with Restricted Stock Units. The Participant shall have no rights as a shareholder of the Corporation, no dividend rights (except as expressly provided in Paragraph 6(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Restricted Stock Units or any Shares underlying or issuable in respect of such Restricted Stock Units until such Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry or like action evidencing such Shares.

(b)    Dividend Equivalent Rights Distributions. As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Restricted Stock Units (with such total number adjusted pursuant to Section 14 of the Plan) subject to the Award that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Paragraph 6(b) shall be subject to the same vesting, payment, tax withholding, forfeiture, repayment and other terms, conditions and restrictions applicable to the Restricted Stock Units to which they relate; provided, however, that the amount of any vested Dividend Equivalent Rights shall be paid in cash. No crediting of Dividend Equivalent Rights shall be made pursuant to this Paragraph 6(b) with respect to any Restricted Stock Units which, immediately prior to the record date for that dividend, have either been paid pursuant to Paragraph 7 or forfeited pursuant to the terms of this Award.

6.    Nonassignability. Upon the Participant’s death, the Restricted Stock Units (or Shares payable in respect thereof) and the Dividend Equivalent Rights shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Stock Units (or Shares payable in respect thereof) or the Dividend Equivalent Rights, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Restricted Stock Units (or Shares payable in respect thereof) or the Dividend Equivalent Rights shall have no effect.

7.    Timing and Manner of Payment of Restricted Stock Units. Subject to the terms of the Plan and this Award, any Restricted Stock Units that vest pursuant to Paragraph 2 shall be released and settled in whole Shares within 30 days of the applicable vesting date by the Corporation delivering to the Participant a number of Shares (in such manner as the Committee in its discretion may determine, e.g., by entering such Shares in book entry form, and/or causing the vested Shares to be deposited in an account maintained by a broker designated by the Corporation) equal to the number of Restricted Stock Units subject to the Award that vest on the vesting date, less tax withholdings as provided under Paragraph 8.

8.    Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the Shares otherwise deliverable to the Participant due to the vesting of Restricted Stock Units pursuant to this Award Agreement (to the extent such withholding does not violate Section 409A of the Code), or from other compensation payable to the Participant, at the time of the vesting and delivery of such Shares.

9.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

10.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

11.    Specified Employee; Section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Corporation in accordance with its established policy, any settlement of any amount described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code. For all purposes under this Award, “termination of Employment” and similar terms shall mean “separation from service” as defined and determined under Section 409A of the Code.

12.Definitions. For purposes of this Award Agreement:

“Eligible Employee” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (a) employs the Participant or (b) employed the Participant immediately prior to the Participant’s termination of Employment.

“Qualified Termination” for purposes of this Award Agreement shall mean a Separation from Service for which the Participant meets the requirements to be considered an “Eligible Employee,” under the Marathon Petroleum Change in Control Severance Benefits Plan as in effect on the Grant Date regardless of actual eligibility for participation or benefits under that plan. Notwithstanding anything in this Award Agreement to the contrary, nothing in this Award Agreement shall entitle the Participant to participation or benefits under the Marathon Petroleum Change in Control Severance Benefits Plan unless they are otherwise eligible under that plan.

“Separation from Service” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Share” means one share of Common Stock.

Marathon Petroleum Corporation
By:
Authorized Officer